Exhibit 23.5

[Letterhead of Synovate Healthcare]

July 15, 2005

China Medical Technologies, Inc.

No. 24 Yong Chang North Road

Beijing Economic-Technological Development Area

Beijing 100176, People’s Republic of China

Re:	China Medical Technologies, Inc. (the “Company”)

Ladies and Gentlemen:

Synovate Healthcare (“Synovate”) hereby consents to the references to Synovate’s name in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. Synovate also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Sincerely yours,

By: /s/ Frank Guo

Title: Project Director

SYNOVATE HEALTHCARE CHINA